CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of Horizon Kinetics Energy Medical ETF and Horizon Kinetics SPAC Active ETF, each a series of Listed Funds Trust, under the headings “Other Service Providers” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.

Cohen & Company, Ltd.
Cleveland, Ohio
January 25, 2023